Exhibit 99.1

First Interstate BancSystem, Inc. Announces Dividend

Company Release: July 25, 2013

(Billings, MT) First Interstate BancSystem, Inc.’s (Nasdaq: FIBK) Board of Directors, at a meeting held on July 25, 2013, declared a dividend of $0.14 per common share. The dividend is payable on August 15, 2013 to owners of record as of August 5, 2013. This dividend is an increase of approximately 7% and is First Interstate BancSystem, Inc.’s second dividend increase in less than one year.

First Interstate BancSystem, Inc. is a financial services holding company, headquartered in Billings, Montana, with $7.3 billion in assets as of June 30, 2013. It is the parent company of First Interstate Bank, a community bank operating 74 banking offices, along with online and mobile banking services, throughout Montana, Wyoming, and South Dakota. As a recognized leader in community banking services with 25 consecutive years of profitability, First Interstate remains a family business whose culture is driven by strong family and corporate values, as well as a commitment to long-term organic growth, exemplary customer service, exceeding customer expectations through its products and services and supporting, with leadership and resources, the communities it serves.

Contact:

Marcy Mutch

Investor Relations

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59116

+1 406-255-5322

investor.relations@fib.com